STOCK PURCHASE AGREEMENT

      This Stock Purchase Agreement (the "Agreement"), dated as of May __, 2004, is made by and among SAVON TEAM SPORTS, INC. a Utah corporation ("Purchaser"), DEBRA FINE ("Fine"), Small World Toys, a California corporation (the "Company"), EDDY GOLDWASSER ("Eddy Goldwasser") and GAIL S. GOLDWASSER, TRUSTEE OF THE GAIL
S. GOLDWASSER AND MARK CHATINSKY FAMILY TRUST ("Gail Goldwasser"; collectively with Eddy Goldwasser, "Sellers"), is made with reference to the following facts:

      A. The Company is primarily engaged in the business of the manufacture and supply of specialty toys.

      B. Sellers are the beneficial owners and holders of record of all of the issued and outstanding capital stock of the Company.

      C. Sellers desire to sell to Purchaser, and Purchaser desires to purchase and acquire from Sellers, all of the issued and outstanding capital stock of the Company (the "Shares") on the terms and conditions hereinafter set forth.

      NOW, THEREFORE, it is agreed as follows:

1. PURCHASE AND SALE OF STOCK AND NOTES. Subject to all the terms and conditions of this Agreement (all references herein to this Agreement shall include the schedules and annexes hereto), at the Closing (as hereinafter defined), (a) each of Sellers shall sell, transfer, deliver and assign to Purchaser, and Purchaser shall purchase and acquire from each of Sellers, all of each such Seller's Shares, free and clear of any and all Encumbrances (as defined below), for the consideration specified in this Agreement and (b) Purchaser shall acquire those certain long-term promissory notes of the Company described in SCHEDULE 1.1 attached hereto (the "Company Notes") directly from the holders thereof, free and clear of any and all Encumbrances, for the consideration specified in this Agreement.

2. CONSIDERATION.

      2.1 STOCK CONSIDERATION. At the Closing, subject to and upon the terms and conditions of this Agreement, in consideration and as payment in full for the Shares, Purchaser shall pay (or cause to be paid) the aggregate sum of Six Million Five Hundred Sixteen Thousand Two Hundred Seventy-Six Dollars and Fifty-Five Cents ($6,516,276.55), subject to increase as described below (the "Consideration"), by delivery at the Closing to Sellers of the following consideration in the following amounts:

            2.1.1 The aggregate sum of Four Million Three Hundred Sixteen Thousand Two Hundred Seventy-Six Dollars and Fifty-Five Cents ($4,316,276.55) (the "Closing Payment"), such Closing Payment to be paid at the Closing to Sellers by delivering to Sellers cash in such amount by cashier's check or by wire transfer of immediately available funds to such account as Eddy Goldwasser may specify in writing to Purchaser at least one (1) business day prior to the Closing. The Closing Payment shall be allocated between Sellers.

            2.1.2 By executing and delivering to Eddy Goldwasser a promissory note (the "Six Month Note") in the principal amount of Five Hundred Thousand Dollars ($500,000), the Six Month Note to be in substantially the form of ANNEX A attached hereto. Performance under the Six Month Note, including the timely payment of all amounts due thereunder, shall be secured by a security interest in certain shares of the equity capital of the Company granted by Purchaser in favor of Eddy Goldwasser pursuant to the terms of a Stock Pledge Agreement in substantially the form attached hereto as ANNEX B (the "Stock Pledge Agreement").

            2.1.3 By executing and delivering to Eddy Goldwasser a promissory note (the "Seven Month Note") in the principal amount of One Million Dollars ($1,000,000), the Seven Month Note to be in substantially the form of ANNEX C attached hereto. Performance under the Seven Month Note, including the timely payment of all amounts due thereunder, shall be secured by a security interest in certain shares of the equity capital of the Company granted by Purchaser in favor of Eddy Goldwasser pursuant to the terms of the Stock Pledge Agreement.

            2.1.4 By executing and delivering to Eddy Goldwasser a promissory note (the "Two Year Note") in the principal amount of Seven Hundred Thousand Dollars ($700,000), which principal amount shall be subject to adjustment as provided in the Two Year Note; the Two Year Note to bear interest at the rate of five percent (5%) per annum from the Closing Date until paid in full and otherwise be on the terms and in substantially the form of ANNEX D attached hereto. The Six Month Note, the Seven Month Note and the Two Year Note are collectively referred to herein as the "Notes."

      2.2 NOTE CONSIDERATION. At the Closing, subject to and upon the terms and conditions of this Agreement, in consideration and as payment in full for the Company Notes, Purchaser shall pay (or cause to be paid) the aggregate sum of Six Hundred Eighty Three Thousand Seven Hundred Twenty-Three Dollars and Forty-Five Cents ($683,723.45), representing the aggregate principal amount under the Company Notes, by delivering cash in such amount by cashier's check or by wire transfer of immediately available funds to such account as Eddy Goldwasser may specify in writing to Purchaser at least one (1) business day prior to the Closing, such aggregate sum to be allocated at the Closing among the holders of the Notes by and in the principal amount of each of such Company Notes.

3. CLOSING. Subject to the satisfaction or waiver of all conditions to the Closing set forth in this Agreement, the consummation of the purchase and sale of the Shares (the "Closing") shall take place on May __, 2004 at the offices of Reed Smith LLP, 1901 Avenue of the Stars, Suite 700, Los Angeles, California 90067 or on such other date or at such other place or time as the parties hereto may agree upon in writing (the date on which the Closing occurs is sometimes referred to herein as the "Closing Date"). At the Closing, Sellers and Purchaser shall deliver the documents and take the actions referred to in Section 11 hereof.

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4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND EDDY GOLDWASSER. The
Company and Eddy Goldwasser hereby jointly and severally represent and warrant to Purchaser as follows:

      4.1 ORGANIZATION AND AUTHORITY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and in each jurisdiction in which the business transacted by the Company would make such qualification necessary except where the failure to be so qualified would not have a Material Adverse Effect (as defined below).
SCHEDULE 4.1 attached hereto lists those jurisdictions in which the Company has qualified to transact business. The Company has the requisite corporate power to own its properties and assets and to carry on its business as now being conducted. The Company has full corporate power and authority to enter into this Agreement and any agreements related hereto and to carry out the transactions contemplated by this Agreement and any agreements related hereto. The Company has delivered or caused to be delivered to Purchaser true and complete copies of the Company's Articles of Incorporation and By-Laws, in each case as amended to date, and copies of all minutes of proceedings taken by (and all written consents executed by) the Board of Directors of the Company (and each committee thereof) and the shareholders of the Company during the last five (5) years. For purposes of this Agreement, a "Material Adverse Effect" or "Material Adverse Change" means any effect or change that is or would be materially adverse to the business, operations, assets, condition (financial or otherwise) or results of operations of the Company or the Shares or the consummation of the transactions contemplated hereby.

      4.2 AUTHORIZATION AND NO CONFLICTS. The execution, delivery and performance of this Agreement, the transactions contemplated hereby and all other documents and agreements of the Company delivered or to be delivered pursuant hereto: (a) have been duly authorized by all necessary corporate action on the part of the Company, (b) will not result in any conflict with, or breach or violation of, or default under, the Articles of Incorporation or By-Laws of the Company or any judgment, order, decree, mortgage, agreement, deed of trust, indenture or other instrument to which the Company is a party or by which it is bound, or any federal, state or local statute or regulation applicable to the Company, and (c) will not result in the creation of any lien, encumbrance or other charge on any of the Assets (as hereinafter defined). This Agreement has been duly executed and delivered on behalf of the Company and constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, moratorium, reorganization, or other laws affecting creditors' rights and remedies generally.

      4.3 CONSENTS. Except as set forth on SCHEDULE 4.3 attached hereto, no consent or approval of any person, regulatory authority, governmental organization or third party, and no approval, order, license, permit, franchise, declaration or filing of any nature, is required as a result of or in connection with the Company's execution, delivery and performance of its obligations under this Agreement.

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

      4.4 FINANCIAL INFORMATION. Attached hereto as SCHEDULE 4.4 are copies of the audited balance sheets and related statements of income, stockholders' equity and cash flows of the Company as at and for the year ended December 31, 2003 and as and for the eleven (11) months (short year) ended December 31, 2002 (collectively the "Financial Statements") and the unaudited balance sheet of the Company as at April 30, 2004 (the "April 30 Balance Sheet"). The Financial Statements were prepared in accordance with auditing standards generally accepted in the United States of America ("GAAP") applied on a consistent basis throughout the periods covered thereby. The Financial Statements accurately reflect the books, records and accounts of the Company as at the dates indicated and present fairly the respective financial position and results of operations of the Company for the periods indicated. Except as set forth on SCHEDULE 4.4 attached hereto, the April 30 Balance Sheet was prepared in a manner consistent with GAAP (but without footnotes and subject to normal year-end adjustments) applied on a consistent basis and accurately reflects the books, records and accounts of the Company as of April 30, 2004 and presents fairly the financial position of the Company as at such date.

      4.5 ABSENCE OF CHANGES OR EVENTS. Except as set forth on SCHEDULE 4.5 attached hereto, since April 30, 2004 (the "Financial Date"), the Company has conducted its business only in the ordinary course consistent with past practice and has not:

                  (a) Incurred any Material Adverse Change;

                  (b) Suffered any event, including, without limitation, shortage of materials or supplies, fire, explosion, accident, requisition or taking of property by any governmental agency, flood, drought, earthquake, or other natural event, riot, act of God or a public enemy, or damage, destruction, or other casualty, whether covered by insurance or not, which has had a Material Adverse Effect;

                  (c) Incurred any obligation or liability other than in the ordinary and usual course of business that has had a Material Adverse Effect;

                  (d) Made any material change in the method of operating the Company's business or any change in the accounting practices relating thereto;

                  (e) Incurred any indebtedness for borrowed money or forgiven or cancelled any debts or claims, other than in the ordinary and usual course of business;

                  (f) Agreed to sell, lease, or dispose of the Shares or any of the Assets, except as contemplated in this Agreement and, as to the Assets, except in the ordinary and usual course of business;

                  (g) Modified, waived, changed, amended, released or terminated any Contract (as hereinafter defined), other than as expressly contemplated by this Agreement;

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

                  (h) Suffered any labor disputes or disturbances affecting the Company's business, the Shares or the Assets that has resulted in a Material Adverse Effect;

                  (i) Made or obligated itself in any way to make any increase in or modification of the compensation or benefits payable or to become payable to any director, officer, employee or consultant of or to the Company, other than regular periodic employee raises pursuant to the Company's normal business policy; or

                  (j) Declared or paid any dividend or distribution upon or with respect to the Shares other than as contemplated in this Agreement.

      4.6 NO SUBSIDIARIES. The Company does not own, beneficially or of record, any equity interest in any corporation, limited liability company, partnership, joint venture or other entity.

      4.7 TAXES. The Company is a "small business corporation" within the meaning of Section 1361(b) of the Internal Revenue Code of 1986, as amended (the "Code"), and has been taxed as an S corporation since the tax year ended December 31,1986. Sellers and the Company have timely and effectively made all filings with the Internal Revenue Service required to validly elect to be treated as an S Corporation within the meaning of Section 1361 and 1362 of the Code and applicable state tax laws, rules and regulations, which election has been in effect since the short tax year ended December 31, 2002. The Company has not elected to be treated as an S Corporation, and is taxed as a C Corporation, in the State of New York. Except as set forth on SCHEDULE 4.7 attached hereto,
(a) all federal, state, county and municipal tax returns, reports and declarations which are required to have been filed by or on behalf of the Company have been filed and are complete and accurate in all material respects and all taxes which have become due pursuant thereto have been paid and (b) as of the Financial Date, the Company's liability for unpaid taxes, if any, did not exceed the reserve for unpaid taxes, if any, set forth on the Financial Statements as at and for the year ended December 31, 2003. No tax is required to be withheld pursuant to Section 1445 of the Code, as a result of the purchase contemplated by this Agreement and none of Sellers is a foreign person within the meaning of said Section 1445. To the Company's knowledge, there are no pending tax examinations affecting the Company, its federal tax return, its business, the Shares or the Assets nor are there any claims for taxes pending. The Company is not a party to any tax sharing agreement or arrangement. The Company is not subject to any joint venture partnership or other arrangement that is treated as a partnership for tax purposes. The Company is not a party to any agreement, contract, plan or arrangement that has resulted, or could result, separately or in the aggregate in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code or which could result in a disallowed deduction under Section 162(m) of the Code.

      4.8 ASSETS. Subject to changes in the ordinary course of business since the Financial Date and except as set forth on SCHEDULE 4.8 attached hereto, the Company has title to all of the assets listed on the balance sheet included in the Financial Statements as at December 31, 2003 (the "Assets") free and clear

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

of any and all liens, encumbrances, security interests, pledges, options, mortgages, equities or other similar interests ("Encumbrances"). The Assets constitute all of the assets necessary for the operation of the business of the Company as it is currently conducted and operated. All personal property included in the Assets is in operating condition, subject only to ordinary wear and tear and maintenance, and is adequate for the uses to which such Assets are currently being put. Set forth on said SCHEDULE 4.8 is a list of each of savings, money market, checking, market rate and/or other similar accounts held with, at or by any bank, savings and loan institution, credit union, broker, financial advisor, investment advisor, thrift or other similar financial institution, each brokerage account, and each lock box and safe deposit box (collectively, the "Accounts"), in each case held or registered in the name of the Company or controlled by, or held or open for the benefit of the Company, which said SCHEDULE 4.8 includes the name of the institution at which such Accounts are located, the account number therefor or other identifying information with respect thereto and the authorized signatories thereon or thereto or the names of the persons who are authorized to have access thereto. No funds, cash equivalents, securities or safe deposit boxes of the Company nor any rights in or to any of the Company's Accounts are held or controlled by (except as Sellers may be deemed to control the same solely in their capacity as shareholders of the Company) any person or entity other than the Company nor are any of such funds, cash equivalents, securities or safe deposit boxes registered in or under any name (nor do they otherwise reflect any name) other than the name of the Company.

      4.9 INVENTORY. The inventories of raw materials, work-in-progress, resale items, finished goods and all other items included in the inventory presently owned by the Company are the property of the Company and have been acquired, or have arisen, in the ordinary and usual course of business.

      4.10 ACCOUNT RECEIVABLES. The accounts receivable of the Company, including those included in the Assets as of the Closing and those shown on the balance sheets included in the Financial Statements, arose in the ordinary course of the Company's business. Except for trade discounts and rebates in the ordinary course of business, no agreement for deduction, discount or rebate has been made with respect to any of such account receivables. The Company has delivered to Purchaser a list of all accounts receivable of the Company as of April 30, 2004, setting forth an aging thereof as of such date (0-30 days, 30-90 days and greater than 90 days).

      4.11 TITLE TO REAL PROPERTY. The Company does not own any real property. Attached hereto as SCHEDULE 4.11 is a list of each lease for real property to which the Company is a party or which covers any premises at which the Company operates its business or maintains any of the Assets together with a copy of each such lease.

      4.12 PATENTS, TRADEMARKS, TRADENAMES, SERVICE MARKS AND COPYRIGHTS.

            (a) SCHEDULE 4.12 attached hereto sets forth a list of all logos, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, trade names, patents, patent applications, domain names, internet addresses, and any and all similar other intellectual property rights owned and used by the Company in the operation of the Company's business (collectively, the "Proprietary Rights"). The Proprietary Rights include all patent rights, copyrights, trade secrets, information, proprietary rights and processes necessary for the operation of the Company's business as now conducted. Except as disclosed on Schedule 4.12 attached hereto, the Company is the sole owner of all right, title and interest in and to all the Proprietary Rights free and clear of all Encumbrances. There are no outstanding options, licenses, or agreements of any kind relating to the Proprietary Rights nor is the Company a party to any options, licenses, or agreements of any kind with respect to the logos, trademark and tradename rights, software, databases, patents, patent rights, copyrights, trade secrets, processes and proprietary licenses, information, proprietary rights and processes of any other person or entity used in the operation of the Company's business except for inbound shrink wrap commercial licenses or other similar publicly available commercial licenses.

                  (b) To the Company's knowledge, none of the Proprietary Rights infringes upon any proprietary rights or intellectual property of any other person, firm, corporation, or other entity. There is not pending nor, to the Company's knowledge, is there threatened any claim or litigation contesting the right of the Company to engage in or employ any of the Proprietary Rights. To the Company's knowledge, none of the employees of the Company (the "Employees") nor any of the officers, directors, consultants, salespersons, or other personnel retained or engaged by the Company who are not otherwise Employees (collectively with the Employees, the "Service Providers") is in violation of any term of any employment contract, proprietary information or inventions agreement, or any other contract or agreement relating to the relationship of any such Service Provider with the Company or, to the Company's knowledge, any previous employer. To the Company's knowledge, none of the Employees is obligated under any contract, or subject to any judgment, decree or order of any court or administrative agency which would conflict with any obligations they may have to use their best efforts to promote the interests of the Company's business or which would conflict with the operation of the Company's business as it is currently conducted.

      4.13 INSURANCE. SCHEDULE 4.13 attached hereto sets forth a list of each of the policies of insurance the Company currently maintains with respect to its business. The Company has not received any written notification that any of such policies will not be renewed (upon the same terms and conditions as are currently in effect) upon the expiration thereof. The Company has not been refused any insurance by an insurance carrier during the past three (3) years nor has any insurance policy been cancelled with respect to the Company, its business or the Assets. There is no claim by the Company or any of Sellers pending under any of such policies. All premiums due and payable through the date hereof under all such policies have been paid.

      4.14 CONTRACTS AND COMMITMENTS.

            (a) SCHEDULE 4.14 attached hereto contains a list (and where oral, a summary description) of all material contracts, commitments, agreements (including collective bargaining agreements), leases, licenses, undertakings and other arrangements relating to or arising out of the business of the Company to which the Company is a party, or by which the Company, its business, the Assets or any of the Shares is or are bound or which affects the consummation of the transactions contemplated hereby in effect as of the date hereof. A contract shall be considered "material" for purposes of this Section 4.14(a) if (i) the commitment thereunder is or was (A) incurred outside the ordinary course of business, (B) incurred in the ordinary course of business (other than purchase or sales orders and/or leases for office equipment) and involves in excess of Twenty Five Thousand Dollars ($25,000), or (C) a purchase or sales order incurred in the ordinary course of business which individually is in excess of One Hundred Thousand Dollars ($100,000); (ii) such contract (other than leases of office equipment) requires performance more than twelve (12) months after the Closing Date, (iii) such contract is one of the leases identified on SCHEDULE
4.11 attached hereto or (iv) such contract or commitment relates to any of the Shares.

                  (b) Said SCHEDULE 4.14 contains a list (and where oral, a summary description) of all employment agreements, consulting agreements, executive compensation plans, collective bargaining agreements and retirement plans affecting any of the Service Providers in their capacity as such which are in effect as of the date hereof.

                  (c) The contracts required to be listed or described on said
SCHEDULE 4.14 are referred to herein as the "Contracts." The Company has delivered or caused to be delivered to Purchaser a copy of each of the written agreements which is required by clause (a) or clause (b) of this Section 4.14 to be listed on said SCHEDULE 4.14. Except as set forth on said SCHEDULE 4.14 and except to the extent that the same will not have a Material Adverse Effect, (i) each of the Contracts is in full force and effect and has not been amended, modified or assigned, and all payments and other amounts required to be paid by the Company under each of such Contracts, which have become due, have been paid;
(ii) there exists no default under any of such Contracts, and no event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further condition would become a default under any of such Contracts; and (iii) no waiver or indulgence has been granted by the Company or any of Sellers to the other party under any of the Contracts. Except as set forth on said SCHEDULE 4.14, on the sale or transfer of the Shares will not be deemed an assignment under any of such Contracts for which consent is required and the sale and transfer of the Shares will not affect the validity or enforceability of any Contract or cause any change in the substantive terms thereof.

      4.15 LITIGATION. Except as set forth on SCHEDULE 4.15 attached hereto, as of the date hereof, there is no claim, legal action, decree, judgment, order, settlement agreement, arbitration or other proceeding, suit or governmental investigation ("Proceeding") pending or, to the Company's knowledge, threatened against the Company, any of Sellers (to the extent the same relates to the Company), the Assets or the Shares. The Company has not been charged with nor, to the Company's knowledge, is the Company or any of Sellers (to the extent the same relates to the Company) in violation of, or in default with respect to, any judgment, order, or decree with respect to the Company which affects any of the Assets or the Shares.

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      4.16 COMPLIANCE WITH LAWS.

                  (a) Except where the failure to hold the same would not have a Material Adverse Effect and except with respect to environmental laws (which are covered by Section 4.16(b) and Section 4.16(c) below), the Company holds all permits, licenses, certificates, franchises, registrations, variances, exemptions and approvals of all governmental agencies or entities which are necessary for the business of the Company as it is currently conducted (the "Company Permits"). Except where such noncompliance would not have a Material Adverse Effect, the Company has complied with all laws, regulations and orders applicable to the Company, its business, the Shares, the Assets or the transactions contemplated hereby which may subject Purchaser or the Company (following the Closing) to liability. Except for notices or communications that are no longer outstanding, the Company has not received any written notice or communication from or on behalf of any governmental agency or entity alleging any violation of any Company Permit or that the Company requires any Company Permit required for its business that currently is not held by it.

                  (b) Except as described on SCHEDULE 4.16(B) attached hereto, or where any such release or disposal would not have a Material Adverse Effect or where the failure to comply would not have a Material Adverse Effect, the Company has conducted and currently conducts its business in compliance with all applicable federal, state and local requirements with respect to air and water quality, with respect to generation, transportation, handling, treatment, storage and disposal of waste (including hazardous waste, if any), with respect to environmental laws and with respect to health and safety laws. In connection with its business, except as described on said SCHEDULE 4.16(B), the Company has complied with all notice, record-keeping and reporting requirements imposed by any regulatory authority and any informational requests or demands arising under any federal, state, local or other environmental or health and safety laws, except where the failure to comply would not have a Material Adverse Effect. Except as described on said SCHEDULE 4.16(B), there are no outstanding or, to the Company's knowledge, threatened claims, suits or proceedings or judgments against or involving the Company arising under any federal or state environmental laws, regulations, order or requirements relating to the Company's business. Except as described on said SCHEDULE 4.16(B) and except for those which would not have a Material Adverse Effect, the Company is not subject to any notice of any outstanding or, to the Company's knowledge, any threatened non-compliance order or notice of violation issued by any regulatory authority administering environmental laws in connection with operation of the Company's business by the Company or by any predecessor in interest, which violation or non-compliance has not been resolved to the satisfaction of the regulatory authority.

                  (c) Except as described on said SCHEDULE 4.16(C) or where such release would not have a Material Adverse Effect, there has not been any release or disposal of any "hazardous waste" or "hazardous substance" (as such terms are defined under federal or state laws and regulations) by the Company in violation

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of any law or regulation upon any real property leased by the Company or any predecessor in interest. In connection with the operation of the Company's business, except as described on said SCHEDULE 4.16(C) or where such release would not have a Material Adverse Effect, there has been no "release" or "threatened release" of any "hazardous substance" (as such terms are defined under federal or state laws and regulations) by the Company from or on any site at which there has been any disposal of any "solid waste" or "hazardous waste" (as such terms are defined under federal or state laws and regulations) for which the Company may be liable. In connection with the operation of the Company's business, except as described on said SCHEDULE 4.16(C) or where such disposal would not have a Material Adverse Effect, the Company has not directly or indirectly disposed of "hazardous" or "solid wastes" (as such terms are defined under federal or state laws and regulations) off-site in violation of law. Except as described on said SCHEDULE 4.16(C) or where such disposal would not have a Material Adverse Effect, the Company has not received any written notice of any enforcement order or notice of violation issued by any regulatory authority to the owners, operators or users of the facilities leased by the Company with respect thereto, or, in connection with the operation of the Company's business, the owners, operators or users of any other off-site facilities in which order or notice the Company has been named as a potentially responsible party or to the owners, operators or users of any of the real property adjacent to any real property leased by the Company.

      4.17 EMPLOYEES. There are no labor controversies pending or, to the Company's knowledge, threatened between the Company and any of its Service Providers, or any former employee, consultant, director, officer, salesperson or other former personnel or any labor union or other collective bargaining unit representing any of such Service Providers. The Company has delivered or has caused to be delivered to Purchaser a copy of the Employee Handbook used by the Company (the "Employee Handbook"). Except as listed on SCHEDULE 4.17 attached hereto, the Company does not have any contractual obligation (a) to provide any particular form or period of notice prior to termination, or (b) to pay any of its Service Providers any severance benefits in connection with their termination of employment or service. In addition, no severance pay is or will become due to any Service Providers in connection with the transactions contemplated by this Agreement. To the Company's knowledge, none of the Service Providers listed on said SCHEDULE 4.17 is in violation of any judgment, decree, or order, or any term of any employment contract, or other contract or agreement relating to the relationship of any such Service Provider with the Company or any other party, because of the nature of the business conducted by the Company or due to the use by the Service Provider of such Service Provider's best efforts with respect to the Company's business. Said SCHEDULE 4.17 sets forth a full and complete list of all Service Providers as of April 30, 2004, and sets forth for each Service Provider his or her name and position, total current base salary or compensation, and any bonus, commissions or other compensation payable thereto. Except where such noncompliance would not have a Material Adverse Effect, the Company has not failed to comply in any material respect with Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Safe Drinking Water and Toxic Enforcement Act of 1986, as amended, all applicable

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federal, state, and local laws, rules, and regulations relating to employment, and all applicable laws, rules, and regulations governing payment of minimum wages and overtime rates, and the withholding and payment of taxes from compensation of Employees.

      4.18 EMPLOYEE BENEFIT PLAN AND RELATED MATTERS. To the Company's knowledge, all employee benefit plans of the Company within the meaning of
Section 3(3) of ERISA have been operated in substantial compliance with the applicable provisions of ERISA and the Code. The Company is not a party to, nor has it made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). If any such plans exist, the Company has furnished or have caused to be furnished to Purchaser or its counsel copies of such plans. The Company has filed all requisite governmental reports and has posted or distributed all notices and reports to the Employees of the Company required to be filed, posted, or distributed with respect to each of such plans, if any. The Company has not violated any of the health care continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") applicable to Employees of the Company as of the date hereof other than violations which would not, in the aggregate, result in a Material Adverse Effect. Neither the Company nor any trustee or administrator of any employee welfare plan within the meaning of Section 3(1) of ERISA ("ERISA Plans") covering any Employee nor any party in interest (as defined in Section 3(14) of ERISA) or disqualified person (as defined in Section 4975(e)(2) of the Code) with respect to any ERISA Plan has engaged in any transaction which would subject the Company, such plan, or any trustee or administrator thereof, or any party dealing with any ERISA Plan or any such trust to either a civil penalty assessed pursuant to ERISA or a tax imposed pursuant to the Code other than penalties or taxes which would not in the aggregate have a Material Adverse Effect. The Company is not aware of any pending claims by or on behalf of any plan subject to ERISA or by any Service Provider or any former employee, consultant, director, officer, salesperson or other former personnel of the Company or beneficiary covered under any such plan or otherwise involving any such plan (other than routine claims for benefits). To the Company's knowledge, there are no "reportable events" under Section 4043 of ERISA with respect to any pension benefit plan within the meaning of Section 3(2) of ERISA, subject to Title IV of ERISA, and the Company has not incurred any liability under Title IV of ERISA in connection with the termination of any pension benefit plan or the complete or partial withdrawal from any multiemployer plan within the meaning of Section 3(37) of ERISA.

      4.19 BROKERS' AND FINDERS' FEES. Except as set forth on SCHEDULE 4.19 attached hereto, none of Sellers or the Company is obligated to pay any fees or expenses of any broker or finder in connection with the origin, negotiation, or execution of this Agreement or in connection with any transactions contemplated hereby.

      4.20 INTEREST IN CUSTOMERS, COMPETITORS OR SUPPLIERS. Except as set forth on SCHEDULE 4.20 attached hereto, none of Sellers, the Company or, to the Company's knowledge, the Company's officers, directors, shareholders or key Employees has, directly or indirectly, individually or collectively, any financial interest in any competitor or customer of or supplier to the Company or other person or entity party to any agreement with the Company (other than voting stock of a publicly-traded company).

      4.21 INDEBTEDNESS. SCHEDULE 4.21 attached hereto sets forth a list of all agreements and other instruments under which the Company is indebted for borrowed money or the deferred purchase price for property or has guaranteed the liability, debt or obligation of any other person or entity (other than the Company Notes and contracts or leases of or for office equipment). The Company has furnished or have caused to be furnished to Purchaser copies of each such agreement or other instrument under or pursuant to which the Company has outstanding indebtedness for borrowed money or the deferred purchase price for property or pursuant to which the Company has guaranteed the liability, debt or obligation of any other person or entity. Except as set forth in said SCHEDULE 4.21, the Company is not in default under any of such agreements or other instruments, nor is it aware of any event that, with the passage of time, or notice, or both, would result in an event of default thereunder except such defaults that would not, individually or in the aggregate, have a Material Adverse Effect.

      4.22 NO SERVICE TERMINATION. To the Company's knowledge, none of the key Employees of the Company has a present intention to terminate his, her or its employment or engagement with the Company, whether at or after the Closing. The Company does not have a present intention to terminate the employment or engagement of any of the key Employees of the Company.

      4.23 NO UNDISCLOSED LIABILITIES. The Company does not have any liability, loss, cost, or expense, except for (a) liabilities accrued or reserved against in the Financial Statements, (b) liabilities which have arisen after the Financial Date in the ordinary course of business consistent with the Company's past practices in type and in amount, none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law, (c) those set forth on
SCHEDULE 4.23 attached hereto, (d) those under any of the Contracts or any other contracts or agreements not required to be listed on SCHEDULE 4.14 attached hereto, and (e) those that would not, individually or in the aggregate, have a Material Adverse Effect.

      4.24 SHARES. The authorized capital stock of the Company consists solely of 200,000 shares of common stock, $1.00 par value per share, of which 10,000 shares are issued and outstanding. All such outstanding shares have been authorized, and are validly issued and outstanding, fully paid and nonassessable, are not subject to any right of recission and were offered and sold by the Company in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws (or the statute of limitations with respect thereto has expired). The Shares constitute the only issued and outstanding shares of capital stock of the Company. No persons other than Sellers has any record or beneficial interest in the Shares (other than beneficiaries of the Gail S. Goldwasser and Mark Chatinsky Family Trust). Except as contemplated hereby and except for the Shares, there are no issued or outstanding securities convertible into, or any options, warrants, or rights to acquire, any or all of the Shares or any capital stock or convertible securities of the Company and no person or entity has any call, commitment or other rights to purchase or acquire any capital stock of the Company. The sale of the Shares as contemplated hereby has not been accompanied by the publication of any advertisement and is not being and will not be effected by or through a broker-dealer in a public offering (within the meaning of Section 25104(a) of the California Corporate Securities Law of 1968, as amended).

      4.25 DISCLOSURE. Neither this Agreement nor any written instrument, list, exhibit, Schedule or certificate furnished or to be furnished to Purchaser or by the Company or any of Sellers pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made therein not misleading.

5. REPRESENTATIONS AND WARRANTIES OF SELLERS. Each of Sellers hereby severally represents and warrants to Purchaser as to him or her as follows:

      5.1 AUTHORIZATION AND NO CONFLICTS. The execution, delivery and performance of this Agreement, the transactions contemplated hereby and all other documents and agreements of such Seller delivered or to be delivered pursuant hereto will not result in any conflict with, or breach or violation of, or default under, any judgment, order, decree, mortgage, agreement, deed of trust, indenture or other instrument to which such Seller is a party or by which he or she is bound, or any federal, state or local statute or regulation applicable to such Seller, and will not result in the creation of any lien, encumbrance or other charge on any of the Assets or the Shares. This Agreement has been duly executed and delivered on behalf of such Seller and constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as limited by applicable bankruptcy and solvency, moratorium, reorganization, or other laws affecting creditors rights and remedies generally.

      5.2 TITLE TO SHARES. Such Seller owns beneficially and of record the number of shares of the Common Stock of the Company set forth on SCHEDULE 5.2 attached hereto and has full and unrestricted power to sell, assign and transfer the shares set forth opposite his or her name on said SCHEDULE 5.2 to Purchaser upon the terms and conditions set forth in this Agreement, free and clear of any and all Encumbrances, and, upon the closing, Purchaser will acquire good and marketable title to all of such shares free and clear of any and all Encumbrances.

6. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser and Fine jointly and severally represent and warrant to each of Sellers as follows:

      6.1 ORGANIZATION AND AUTHORITY. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah and has full power and authority to enter into this Agreement, and any related agreements and to carry out the transactions contemplated by this Agreement and any related agreements.

      6.2 AUTHORIZATION AND NO CONFLICTS. The execution, delivery and performance of this Agreement, the Notes, the Stock Pledge Agreement and the transactions contemplated hereby and thereby, and all other documents and agreements of Purchaser delivered pursuant hereto and thereto: (a) have been duly authorized by all necessary corporate action on the part of Purchaser, and
(b) will not result in any conflict with, or breach or violation of, or default under, the Articles of Incorporation or the By-laws of Purchaser or any judgment, order, decree, mortgage, agreement, deed of trust, indenture or other instrument to which Purchaser is a party or by which it is bound, or any statute or regulation applicable to Purchaser. This Agreement has been duly executed and delivered on behalf of each of Purchaser and Fine and constitutes a legal, valid and binding obligation of each of Purchaser and Fine enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, moratorium, reorganization, or other laws affecting creditors' rights and remedies generally. At the Closing, each of the Notes and the Stock Pledge Agreement will be duly executed and delivered on behalf of Purchaser and each will constitute a legal, valid and binding obligation of Purchaser enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, moratorium, reorganization, or other laws affecting creditors' rights and remedies generally.

      6.3 FINANCIAL STATEMENTS. Purchaser has delivered to Sellers a copy of the audited financial statements of Purchaser as at and for the year ended June 30, 2003 and unaudited financial statements as at and for the nine month period ended March 31, 2004 (such year end and nine month period financial statements are referred to herein as the "Purchaser Financial Statements"). The Purchaser Financial Statements have been prepared in accordance with GAAP on a consistent basis throughout the periods covered thereby subject to, in the case of the Purchaser Financial Statements as at and for the nine month period ended March 31, 2004, normal year-end adjustments (none of which will, individually or in the aggregate, be materially adverse). The Purchaser Financial Statements accurately reflect the books, records and accounts of Purchaser at and as of the dates indicated and present fairly the financial position, results of operation and cash flow of Purchaser at and as of the periods indicated.

      6.4 NO ADVERSE CHANGES. Since March 31, 2004, there has not been any material adverse change in the financial condition, results of operations, assets, liabilities or cash flow of Purchaser or its business, or, to Purchaser's knowledge, any occurrence, circumstance, or combination thereof which reasonably could be expected to result in any such adverse change.

      6.5 LITIGATION. Except for those which are not likely to have a material adverse effect on the business, operations, assets, condition (financial or otherwise) or results of operation of Purchaser (a "Purchaser Material Adverse Effect"), there is no claim, legal action, decree, judgment, order, settlement agreement, arbitration or other proceeding, suit or governmental investigation pending or, to Purchaser's knowledge, threatened against Purchaser.

      6.6 COMPLIANCE WITH LAWS. Except where noncompliance therewith would not have a Purchaser Material Adverse Effect, Purchaser has complied with (i) all laws, regulations and orders applicable to Purchaser and the transactions contemplated hereby, (ii) all laws, regulations and orders relating to product labeling and advertising, (iii) all other laws, regulations or orders and affecting Purchaser or the transactions contemplated hereby. Purchaser has conducted and currently conducts its business in compliance with all applicable federal and state requirements with respect to air and water quality, with respect to generation, transportation, handling, treatment, storage and disposal of waste (including hazardous waste, if any), with respect to environmental laws and with respect to health and safety laws, except where noncompliance therewith would not have a Purchaser Material Adverse Effect.

      6.7 CONSENTS. No consent or approval of any person, regulatory authority, governmental organization or third party, and no approval, order, license, permit, franchise, declaration or filing of any nature, is required as a result of or in connection with Purchaser's execution, delivery and performance of its obligations under this Agreement.

      6.8 INVESTMENT REPRESENTATIONS. Purchaser is acquiring the Shares for investment purposes only and not with a view to or for sale in connection with any distribution thereof. Purchaser understands that the Shares have not been registered under the Securities Act of 1933, as amended (the "1933 Act"), or registered or qualified under applicable state securities laws and thus must be held until the transfer of the Shares is so registered or qualified or is exempt from such registration and/or qualification requirements.

      6.9 INDEBTEDNESS. Except as described on SCHEDULE 6.9 attached hereto, immediately following the Closing Purchaser shall have no outstanding indebtedness for borrowed money (other than the Notes) and no guarantees of any liability, debt or obligation of any person or entity and will not be in default with respect to any of the items described on said SCHEDULE 6.9 except where such default would not, individually or in the aggregate, have a Purchaser Material Adverse Effect. Attached as part of SCHEDULE 6.9 is a true, correct and compete copy of the Loan Agreement, Pledge Agreement and Term Note relating to a $5,000,000 loan made by SWT, LLC, a Delaware limited liability company, to Purchaser, each of which are dated May 20, 2004.

      6.10 SEC FILINGS. The annual reports on Form 10-KSB for Purchaser's fiscal years ended June 30, 2003 and June 30, 2002 as filed electronically with the Securities and Exchange Commission ("SEC") on October 23, 2003 and October 9, 2002, respectively, and the quarterly reports on Form 10-QSB for Purchaser's two fiscal quarters ended September 30, 2003 and December 31, 2003, filed electronically with the SEC on November 14, 2003 and February 24, 2004, respectively, in the form of each of the foregoing obtainable from the SEC's website did not contain, as of the filing date of each such report, any untrue statements of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Purchaser has filed with the SEC all reports required to be filed by it under the 1933 Act and the Securities Exchange Act of 1934, as amended. The most recent report filed by Purchaser with the SEC is the Form 10-QSB for the fiscal quarter ended December 31, 2003.

      6.11 DUE DILIGENCE. Purchaser and Fine have been given the opportunity to conduct a due diligence examination of the Company and ask questions of and receive answers from Sellers and the Company relevant to the Company, its business and operations, the Assets, the Shares and the transactions contemplated hereby, including, without limitation, the opportunity to interview such customers, suppliers and Employees of the Company and to review such materials of the Company as were requested by Purchaser and/or Fine.

      6.12 DISCLOSURE. Neither this Agreement nor any written instrument, list, exhibit, Schedule or certificate furnished or to be furnished to Sellers or the Company pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements made therein not misleading.

7. COVENANTS OF THE COMPANY AND SELLERS.

      7.1 FURTHER ASSURANCES. From time to time, at Purchaser's request, whether on or after the Closing Date and without further consideration, Sellers and the Company shall execute and deliver or cause to be executed and delivered such further instruments of conveyance and transfer and take such other action as Purchaser reasonably may require more effectively to convey and transfer to Purchaser title to the Shares free and clear of any Encumbrances and to effectuate the transactions contemplated hereby.

      7.2 CONSENTS. At the Closing, the Company shall deliver to Purchaser written consents from third parties with respect to those Contracts which the obtaining of consent is required by the nature of the transactions contemplated by this Agreement, each of which consents shall be in full force and effect at the Closing.

      7.3 CONSULTING AGREEMENT. At the Closing, the Company shall deliver or cause to be delivered to Purchaser a Consulting Agreement between the Company and Eddy Goldwasser (the "Goldwasser Consulting Agreement") in substantially the form attached hereto as ANNEX E, executed by Eddy Goldwasser, which Goldwasser Consulting Agreement shall be exclusive in the manufacture and supply of specialty toys industry and shall contain a covenant not to compete extending under certain circumstances for a period of one year following his voluntary termination of his engagement thereunder (it being understood and agreed that Twenty-Five Thousand Dollars ($25,000) of the Consideration paid to Eddy Goldwasser shall be allocated by the parties to such covenant not to compete, such amount to be deemed paid through and as part of the Closing Payment) and a Consulting Agreement between the Company and John Nelson, President of the Company (the "Nelson Consulting Agreement"), in substantially the form attached hereto as ANNEX F, executed by John Nelson.

      7.4 TRANSFER OF CERTAIN ASSETS. At or prior to the Closing, the Company shall transfer to (1) Eddy Goldwasser all of the Company's right, title and interest in and to that certain 2003 Lexus SC430 vehicle and (2) all season tickets of or held by the Company for Los Angeles Lakers games (and all future rights to purchase such season tickets, to the extent such right is transferable) and (b) to Gail Goldwasser all of the Company's right, title and interest in and to that certain 2001 Land Rover Discovery II vehicle.

      7.5 OPERATION OF BUSINESS. Between the date hereof and the Closing, the Company (a) shall carry on its business in the usual and ordinary course of business, (b) shall not enter into any contract or agreement that, had the same been in effect as of the date hereof, would have been required to be listed on
SCHEDULE 4.14 attached hereto without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed) and (c) shall use reasonable commercial efforts (not including the payment of additional funds) to retain the employees of the Company listed on SCHEDULE 7.5 attached hereto through the Closing Date.

      7.6 BEST EFFORTS. Each of Sellers and the Company shall use its, his or her best efforts to cause the conditions to Closing which are to be complied with or satisfied by it to be so complied with or satisfied by it, him or her at or prior to the Closing.

      7.7 NOTE ASSIGNMENT. At the Closing, Eddy Goldwasser shall cause each of the holders of the Company Notes to deliver to Purchaser the Company Notes together with a Note Assignment in substantially the form attached hereto as ANNEX G (the "Note Assignment")

8. COVENANTS OF PURCHASER.

      8.1 TAX DISTRIBUTION. The parties acknowledge and agree that the Company distributed to Sellers, prior to the date hereof and in accordance with their ownership percentages, an aggregate of $71,655 in cash for the payment of income taxes for the tax year ending December 31, 2004, which may arise from ownership of the capital stock of the Company during such tax year. The parties further agree that, following the Closing and in no event any later than ninety (90) days after the Closing, if and to the extent that the actual taxes payable by Sellers for and with respect to the tax year ending on the Closing Date arising from ownership of the capital stock of the Company during such tax year (computed on the highest marginal federal and California income tax rates applicable to an individual taxpayer) exceed the amount of cash distributed to them (as described in the prior sentence), the Company or Purchaser (or their successors in interest) shall pay to each of Sellers, on or before such ninetieth (90th) day, an amount equal to the excess of the taxes so payable by such Seller over the cash amount so distributed to such Seller.

      8.2 STOCK PLEDGE AGREEMENT. At the Closing, Purchaser shall execute and deliver to Eddy Goldwasser the Stock Pledge Agreement.

      8.3 NOTE ASSIGNMENT. At the Closing, Purchaser shall execute in favor of, and deliver to, each of the holders of the Company Notes a Note Assignment.

      8.4 BOARD ELECTION AND RATIFICATION. Immediately following the Closing, Purchaser shall deliver to Eddy Goldwasser a copy of (a) a written consent of the sole shareholder of the Company, executed by Purchaser in such capacity, pursuant to which consent the sole shareholder shall duly elect a sufficient directors to the Board of Directors in order to meet all applicable statutory requirements and requirements imposed under the Company's Articles of Incorporation and Bylaws, and (b) a written consent of the newly elected Board of Directors of the Company (elected pursuant to the consent described in clause
(a) hereof), unanimously executed by each of the members of the newly elected Board of Directors, pursuant to which officers for the Company shall be duly elected and resolutions of the Company in the form attached hereto as ANNEX H shall be duly ratified, confirmed and approved.

      8.5 BEST EFFORTS. Each of Purchaser and Fine shall use its or her best efforts to cause the conditions to Closing which are to be complied with or satisfied by it or her to be so complied with or satisfied by it at or prior to the Closing.

9. CONDITIONS TO PURCHASER'S OBLIGATIONS. Purchaser's obligations to purchase the Shares and pay the Consideration shall be subject to the satisfaction of each of the following conditions:

      9.1 ADVERSE PROCEEDINGS. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and no suit, action, investigation, inquiry or other legal or administrative proceeding shall have been instituted and shall remain pending on the Closing Date, or shall be threatened on the Closing Date, which challenges the validity or legality of the transactions contemplated hereby.

      9.2 NO LITIGATION. No litigation shall have been instituted on or prior to the Closing Date (other than those matters, if any, specified on Schedule 4.15 attached hereto) which would have a Material Adverse Effect on the Company.

      9.3 PERFORMANCE; REPRESENTATIONS OF SELLERS AND THE COMPANY. Sellers and the Company shall have duly performed or complied with, in all material respects, his, her or its covenants and obligations under this Agreement to be performed or complied with prior to the Closing and the representations and warranties of the Company and Eddy Goldwasser in Section 4 hereof and the representations and warranties of Sellers set forth in Section 5 hereof shall be true and correct in all material respects as if made on and as of the Closing Date (or such other date as may be explicitly stated in the representation or warranty).

      9.4 TENDER OF DOCUMENTS. At the Closing, Sellers and the Company shall have tendered or cause to be tendered to Purchaser all of the documents listed in Section 11.1 below.

10. CONDITIONS TO SELLERS' OBLIGATIONS. Sellers' obligation to sell the Shares to Purchaser shall be subject to the satisfaction of each of the following conditions:

      10.1 ADVERSE PROCEEDINGS. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and no suit, action, investigation, inquiry or other legal or administrative proceeding shall have been instituted and shall remain pending on the Closing Date, or shall be threatened on the Closing Date, which challenges the validity or legality of the transactions contemplated hereby.

      10.2 PERFORMANCE; REPRESENTATIONS OF PURCHASER AND FINE. Purchaser and Fine shall have duly performed or complied with, in all material respects, its or her covenants and obligations under this Agreement to be performed or complied with prior to the Closing and the representations and warranties of Purchaser and Fine set forth in Section 6 hereof shall be true and correct in all material respects as if made on and as of the Closing Date (or such other date as may be explicitly stated in any representation or warranty).

      10.3 RELEASE OF GUARANTEES. At the Closing, each of Sellers shall be irrevocably released from any and all guarantees and/or indemnification obligations that such Seller may have given or agreed to in favor of the Company (other than the indemnification obligations of Sellers under Section 13.2 hereof), including without limitation those guarantees and indemnification obligations set forth in SCHEDULE 10.3 attached hereto, and, if necessary to secure any such release, Purchaser shall deliver at the Closing its agreement to assume such guarantee and/or indemnification obligations.

      10.4 STOCK OWNERSHIP OF PURCHASER. At the Closing, (a) the members of Fine Ventures, LLC, a California limited liability company ("Fine Ventures"), shall collectively beneficially own not less than ninety-six percent (96%) of the issued and outstanding equity securities of Purchaser, (b) Fine (and persons related to her or entities affiliated with Fine, as "affiliate" is defined under the 1933 Act) shall beneficially own not less than thirty percent (30%) of the issued and outstanding equity securities of Purchaser and (c) Fine shall be appointed and serving as the Chief Executive Officer of Purchaser.

      10.5 TENDER OF DOCUMENTS. At the Closing, Purchaser shall have paid the Consideration and tendered to Sellers all of the documents listed in Section
11.2 below.

11. DOCUMENTS DELIVERED AND ACTIONS TAKEN AT THE CLOSING.

      11.1 BY SELLERS. At the Closing, the Company shall deliver or cause to be delivered to Purchaser:

                  (a) The stock certificates representing all of the Shares, duly endorsed for transfer from such Seller, transferring to Purchaser all of the Shares held of record by such Seller (such assignment or certificate(s) to be executed by such Seller) and such other endorsements, assignments, documents or instruments executed by each of Sellers or any one of them as are necessary to transfer and convey to Purchaser all of such Sellers' right, title and interest in and to the Shares, as owner, free and clear of all Encumbrances.

                  (b) The Company Notes together with a Note Assignment duly executed by each of the holders of the Company Notes.

                  (c) Originally executed written consents from third parties with respect to those Contracts which the obtaining of consent is required thereunder, each of which consents shall be in full force and effect at the Closing.

                  (d) Copies of the resolutions of the Board of Directors certified by the Secretary or the Assistant Secretary of the Company as being correct and complete and then in full force and effect, authorizing the execution and delivery of this Agreement on the part of the Company, and the agreements, assignments and instruments called for under this Agreement, and the consummation of the transactions contemplated hereby.

                  (e) A certificate from Eddy Goldwasser, certifying that, except as otherwise provided or contemplated hereby, the representations and warranties of Eddy Goldwasser and the Company contained in Section 4 hereof are true and correct in all material respects as if made on and as of the Closing Date (or such other date as may be explicitly stated in any such representations or warranties).

                  (f) A certificate from each of Sellers, certifying that, except as otherwise provided or contemplated hereby, the representations and warranties of such Seller contained in Section 5 hereof are true and correct in all material respects as if made on and as of the Closing Date (or such other date as may be explicitly stated in any representation or warranty).

                  (g) An affidavit executed by each of Sellers regarding the non-foreign status of such Seller and sufficient to relieve Purchaser from the obligation to withhold taxes under Section 1445 of the Code and the regulations thereunder.

                  (h) The Goldwasser Consulting Agreement between Purchaser and the Nelson Consulting Agreement, each executed by the appropriate individual.

                  (i) A certificate, dated as of a recent date, of the Secretary of State of the State of California and such other appropriate state officer as to the good standing of the Company in the State of California and each other jurisdiction, if any, listed in SCHEDULE 4.1 attached hereto.

                  (j) Written resignations from and executed by each member of the Board of Directors and each officer of the Company, each of such resignations to be effective as of the Closing.

      11.2 BY PURCHASER. At the Closing, Purchaser and Fine shall deliver or cause to be delivered to Sellers:

                  (a) The Closing Payment in the manner provided in Section
2.1.1 hereof and payment for the Company Notes as provided in Section 2.2 hereof.

                  (b) A separate Note Assignment executed on behalf of Purchaser in favor of each of the holders of the Company Notes.

                  (c) Each of the Notes executed on behalf of Purchaser.

                  (d) The Stock Pledge Agreement, executed on behalf of
Purchaser.

                  (e) Each of the Goldwasser Consulting Agreement and the Nelson Consulting Agreement, in each case executed on behalf of the Company.

                  (f) A certificate of the Secretary of Purchaser, dated as of the Closing Date, certifying (I) the incumbency and signatures of the officers of Purchaser; (ii) the bylaws of Purchaser and all amendments thereto as being a true and correct copy thereof and then in full force and effect; and (iii) resolutions of the Board of Directors of Purchaser as being true, correct and complete and then in full force and effect, authorizing the execution and delivery this Agreement, the Notes, the Stock Pledge Agreement, and the agreements and instruments called for hereunder and the consummation of the transactions contemplated hereby, and appointing Fine as Chief Executive Officer of Purchaser.

                  (g) A certificate of Purchaser, signed by a senior officer of Purchaser, certifying that the representations and warranties of Purchaser made herein are true and correct in all material respects as if made on and as of the Closing Date (or such other date as may be explicitly stated in any representation or warranty).

                  (h) A certificate, dated as of a recent date, of the Secretary of State of the State of Utah as to the good standing of Purchaser in the State of Utah.

                  (i) A copy of the Articles of Incorporation of Purchaser and all amendments thereto certified by the appropriate governmental office or agency of the State of Utah.

12. INVESTIGATION. All of the representations, warranties, covenants and agreements of any of Sellers and/or the Company, on the one hand, and Purchaser and Fine, on the other hand, contained or incorporated herein shall remain effective in accordance with their respective terms notwithstanding any investigation at any time made by or on behalf of Purchaser and/or Fine or any of Sellers and/or the Company, as the case may be, or of any information or facts discovered by or on behalf of Purchaser and/or Fine or any of the Sellers and/or the Company (as the case may be) in connection with such investigation. Any such investigation shall not constitute a waiver or relinquishment on the part of any party of its, his or her rights to rely on any of the warranties, representations, covenants and agreements of Sellers and/or the Company or Purchaser and/or Fine, as the case may be, in or pursuant to this Agreement.

13. SURVIVAL AND INDEMNIFICATION.

      13.1 SURVIVAL. The representations and warranties of the Company shall terminate at the Closing. The representations and warranties of Purchaser, Fine and Sellers shall survive the Closing; provided, however, that (a) the representations and warranties of Eddy Goldwasser set forth in Section 4 hereof and the representations and warranties of each of Sellers set forth in Section 5 hereof shall survive for a period of one (1) year from and after the date of the Closing; (b) the representations and warranties of Eddy Goldwasser set forth in
Section 4.7 hereof shall survive for the period of the statute of limitations applicable thereto; and (c) the representations and warranties of each of Sellers set forth in Section 5.2 hereof shall survive the Closing indefinitely.

      13.2 INDEMNIFICATION.

                  (a) From and after the Closing, (i) Eddy Goldwasser shall indemnify, defend and hold harmless Purchaser against all losses, liabilities, costs and expenses (including reasonable attorneys fees and court costs) (collectively, "Losses") resulting or arising from or out of (A) any breach by the Company or Eddy Goldwasser of any representation or warranty of Eddy Goldwasser or the Company set forth in Section 4 of this Agreement or (B) any breach by Eddy Goldwasser or, prior to the Closing, by the Company of any covenant or agreement contained herein; and (ii) each of Sellers shall severally indemnify, defend and hold harmless Purchaser against all Losses resulting from or arising from or out of any breach by such Seller of any representation or warranty of such Seller set forth in Section 5 of this Agreement. From and after the Closing, Gail Goldwasser shall indemnify, defend and hold harmless Purchaser against all Losses arising from or out of any breach by her of any covenant or agreement contained in Section 1, Section 3, Section 7.1 and/or Section 7.6 hereof.

Notwithstanding the foregoing, none of Sellers shall be required to indemnify Purchaser for breach of any representation or warranty hereunder unless (A) written notice thereof (specifying therein with particularity the representation or warranty alleged to have been breached and the facts demonstrating such alleged breach) has been given by Purchaser to the applicable Seller within the applicable survival period and (B) unless and until the aggregate dollar amount of all Losses resulting or arising from any and all such breaches exceeds an aggregate of Seventy Five Thousand Dollars ($75,000), at which point such Seller or Sellers (as the case may be) shall indemnify Purchaser for any Losses attributable to him or her which are in excess of Seventy Five Thousand Dollars ($75,000). Any and all Losses for which Eddy Goldwasser is required to indemnify Purchaser pursuant to this Section 13.2(a), shall, at his written election, be offset against the principal amount due under any of the Notes as he may specify (whether or not any of such Notes is then due or payable). Furthermore, in no event shall there be any offset against any of the Notes without the prior written consent of Eddy Goldwasser. In no event shall the indemnification obligations of Sellers hereunder exceed the amount of the Closing Payment paid to Sellers as provided under Section 2.1.1 hereof nor shall either of Sellers be liable for indemnification or otherwise for or with respect to any indirect, incidental or special damages or lost profits or any other consequential or similar damages.

                  (b) Purchaser and Fine shall indemnify and hold harmless each of Sellers against all Losses resulting or arising from (I) any breach by Purchaser or Fine of (A) any representation or warranty of Purchaser or Fine contained or incorporated herein by reference, or (B) any breach by Purchaser or Fine of any covenant or agreement contained herein or (ii) any and all claims by third parties arising from or out of the operation of the Company or any circumstances related to the Company, the Assets or the Shares.

                  (c) The foregoing indemnities of each of Sellers, on the one hand, and of Purchaser and Fine, on the other hand, shall not apply with respect to any breach of warranty, representation, covenant or agreement contained herein that results in a claim by a third party, unless the party seeking indemnification (the "Indemnitee") shall, with reasonable promptness, provide the other party(ies) (the "Indemnitor") with copies of any claims or other documents received and shall otherwise make available to the Indemnitor all relevant information material to the defense of any claim against the Indemnitee which shall serve as the basis for a claim by the Indemnitee pursuant to the terms hereof. The Indemnitor shall have thirty (30) days (or such shorter period as may be necessitated by the exigencies of such claim) within which to elect to defend such claim at his, her or its own expense and with counsel of his, her or its own choosing (who shall be reasonably acceptable to Indemnitee and who shall not have a conflict of interest as between Purchaser or the Company (after the Closing), on the one hand, and either of Sellers, on the other hand) provided that the Indemnitee shall have the right at all times to fully participate in the defense thereof at his, her or its own expense. If the Indemnitor shall, within such 30-day (or shorter) period, fail to defend such claim with counsel reasonably acceptable to Indemnitee who does not have a conflict of interest, the Indemnitee shall have the right, but not the obligation, to undertake the defense of such claim, and to settle or compromise the same for the account, and at the risk and expense of Indemnitor. Except as provided in the preceding sentence, neither the Indemnitee nor the Indemnitor may settle or compromise any claim without the prior written consent of the Indemnitor or the Indemnitee, as the case may be, which consent shall not be unreasonably withheld unless the settlement involves only the payment of money and as part of the settlement the Indemnitee obtains an unconditional release. The Indemnitee's failure to give prompt notice or to provide copies of documents or to furnish relevant information shall not constitute a defense (in part or in whole) to any claim by the Indemnitee against the Indemnitor, except and only to the extent that such failure by the Indemnitee shall result in material prejudice to the Indemnitor.

                  (d) Notwithstanding anything to the contrary contained in this
Section 13.2, the amount of Losses for purposes of indemnification hereunder shall be determined net of any and all amounts actually recovered by the Indemnitee, the Company or any successor thereto under insurance policies with respect to such Losses which are in effect as of immediately prior to the Closing and any Loss incurred by the Company after the Closing shall be deemed to incurred by Purchaser. Purchaser, Fine and the Company (after the Closing) shall cooperate with Sellers and shall use their reasonable best efforts to collect any and all amounts that may be available under any insurance policies in payment of or towards such Losses.

                  (e) The indemnification provided in this Section 13.2 shall be the sole and exclusive remedy for Losses arising from breaches of representations or warranties made herein by any Indemnitor.

      13.3 COOPERATION; INDEMNIFICATION OF SELLERS. In the event that Sellers are required to defend against, or desire to prosecute, any action, claim, suit or other proceeding arising out of a claim pertaining to business or operations of the Company prior to the Closing Date, Purchaser and Fine shall provide to Sellers such assistance and cooperation, including without limitation, witnesses and documentary or other evidence that Purchaser or Fine may have and as may be reasonably requested by Sellers. In the event that Purchaser is required to defend against, or desire to prosecute, any action, claim, suit or other Proceeding arising out of a claim pertaining to business or operations of the Company prior to the Closing Date, Sellers shall provide such assistance and cooperation, including without limitation, witnesses and documentary or other evidence that Sellers may have and as may be reasonably requested by Purchaser. From and after the Closing, Purchaser and Fine shall indemnify, defend and hold harmless each of the persons who served as officers or directors of the Company from any and all third party claims for which persons would have been entitled to indemnification by law or pursuant to the terms of the charter documents of the Company as in effect at any time prior to the Closing.

      13.4 TAX AUDITS FOR PRE-CLOSING PERIODS. Notwithstanding the provisions of
Section 13.2(c) or Section 13.3 above, to the extent that any tax audit or administrative or court proceeding is filed or brought against the Company (or any successor in interest) relating to federal or state income or franchise taxes with respect to any tax period ending on or before the Closing Date, Sellers shall have the right (but not the obligation) to represent the interests of the Company (or such successor) in such tax audit or administrative or court proceeding and to employ counsel of Sellers' choice, at their expense, provided that, if Sellers elect to so represent the Company (or its successors), Sellers shall keep Purchaser reasonably informed of the status of such audit or proceeding and shall not settle such audit or proceeding without the prior consent of Purchaser (which consent shall not be unreasonably withheld or delayed) if the Company (or such successor) is required to be a party to or otherwise would be bound by such settlement. Upon receipt of any notice of any such audit or the institution of any such administrative or court proceeding by any of Sellers, the Company, Purchaser and/or Fine (the "Recipient"), such Recipient promptly shall give written notice thereof to the other parties hereto ("Tax Notice"). If the Recipient is either of Sellers, Sellers shall indicate in the Tax Notice whether or not Sellers intend to represent the interests of the Company in such audit or administrative or court proceeding, and, if the Recipient is any party other than Sellers, Sellers shall have a period of ten
(10) Business Days (as hereinafter defined) from delivery to Sellers of the Tax Notice from such Recipient to notify the other parties hereto whether or not Sellers intend to represent the interests of the Company in such audit or administrative or court proceeding. The parties hereto shall cooperate with the party or parties undertaking to represent the interests of the Company with respect to such audit or administrative or court proceeding, including providing all relevant information available to them and making personnel available at and for reasonable times provided that the foregoing shall be done in a manner to as not to interfere unreasonably with such party or the conduct of such party's business or employment and provided, further, that the requesting party shall pay any actual out-of-pocket costs and expenses that may be incurred by the party so cooperating or providing assistance.

14. ACCESS TO INFORMATION. For a period of six (6) years following the Closing, Purchaser and the Company (following the Closing) shall make (or cause to be made) available for inspection and copying by either of Sellers and his or her representatives during normal business hours all records, files, documents and correspondence of the Company relating to any period ending with or prior to the Closing that are required by such Seller in order to prepare and file any tax return or other similar reports or notices to the extent that doing so does not materially disrupt or interfere with the operations of Purchaser or the Company after the Closing. For a period of three years following the Closing, neither Purchaser nor the Company (following the Closing) will (and will cause its subsidiaries and any and all successors in interest to Purchaser or the Company following the Closing not to) dispose of, alter or destroy any of such records, files, documents and correspondence without giving thirty (30) days prior written notice to Sellers in order to permit Sellers, at his or her expense, to examine, duplicate or repossess such records, files, documents and correspondence for the purposes specified herein.

15. TERMINATION OF AGREEMENT; RISK OF LOSS.

      15.1 TERMINATION This Agreement may be terminated at any time prior to the
Closing:

                  (a) By mutual written consent of Purchaser, Fine, Sellers and the Company.

                  (b) By Purchaser, without prejudice to any other rights or remedies Purchaser may have, (i) at any time prior to the Closing, if Sellers or the Company shall have failed to comply with any of its covenants or obligations contained in, or contemplated by, this Agreement or if any one or more of the representations or warranties of Sellers or the Company contained in, or incorporated by reference into, this Agreement or in any document delivered pursuant hereto shall not be true and correct (unless the default by Seller or the Company of such covenant or obligation is cured or the breach of such representations or warranty is cured, if the same are curable, on or before the earlier of the tenth (10th) day following delivery of such notice of default or breach or the Closing Date) or (ii) immediately prior to the Closing, if Purchaser shall not have received, in a timely manner, any of the items to be delivered to it pursuant to this Agreement in form and substance reasonably satisfactory to it and its counsel or if any of the conditions specified in
Section 9 have not been satisfied; or (iii) at any time prior to the Closing, if the Closing shall not have occurred by May 28, 2004 provided that neither Purchaser nor Fine is then in default hereunder.

                  (c) By Sellers and/or the Company, without prejudice to any other rights or remedies Sellers and/or the Company may have, (i) at any time prior to the Closing, if Purchaser or Fine shall have failed to comply with any of its or her covenants or obligations contained in, or contemplated by, this Agreement or if any one or more of the representations or warranties of Purchaser or Fine contained in, or incorporated by reference into, this Agreement or in any document delivered pursuant hereto shall not be true and correct (unless the default by Purchaser or Fine is cured, or the breach of such representations or warranties is cured, if the same is curable on or before the earlier of the tenth (10th) day following delivery of written notice of such default or breach or the Closing Date); or (ii) immediately prior to the Closing, if Sellers or the Company shall not have received, in a timely manner, any of the items to be delivered to it pursuant to this Agreement in form and substance reasonably satisfactory to it and its counsel or if any of the conditions specified in Section 10 have not been satisfied; or (iii) at any time prior to the Closing, if the Closing shall not have occurred by May 28, 2004 provided that neither of Sellers nor the Company is then in default hereunder.

      15.2 RISK OF LOSS. Purchaser shall take possession of the Shares at the Closing on the Closing Date herein. Purchaser shall not acquire any title to or property rights in the Shares or the Company (or indirectly, through the Company or otherwise, the Assets) unless and until title to the Shares has passed to Purchaser in accordance with this Agreement and, accordingly, all risk of loss with respect to the Assets shall be borne by the Company and Sellers until title to the Shares has passed to Purchaser. If on the Closing Date the tangible property of the Company shall have suffered loss or damage on account of fire, earthquake, flood, accident, condemnation, act of war, terrorism, civil commotion, or any other cause or event beyond the reasonable power and control of the Company or Sellers (whether or not similar to the foregoing) to an extent which substantially affects the value to Purchaser of the property used by the Company in the operation of its business, Purchaser shall have the right, at its election, to complete the acquisition of the Shares and collect or be transferred (or the Company, as controlled by Purchaser after the Closing, shall collect or be transferred) all insurance proceeds or benefits received by Sellers or the Company or to which Sellers or the Company would otherwise be entitled on account of such loss or damage to any of the Assets or, if Purchaser does not so elect, Purchaser shall have the right, which shall be in lieu of any other right or remedy whatsoever, to terminate this Agreement. In the latter event, all parties shall be released from liability hereunder, including any liability for the break-up fee specified in Section 16.2 hereof.

16. MISCELLANEOUS.

      16.1 BROKERAGE FEES. Sellers, jointly and severally, shall be exclusively liable for any brokerage fees or commission due to any broker, finder or investment banker engaged by the Company or any of Sellers. Purchaser and Fine, jointly and severally, shall be exclusively liable for any brokerage fees or commissions due to any broker, finder or investment banker engaged by either of them. Sellers (jointly and severally), on the one hand, and Purchaser and Fine (jointly and severally), on the other hand, shall indemnify and hold harmless the other(s) against any claim for brokerage fees or commissions (including all expenses and attorneys' fees) which may be asserted against such party by any broker, finder or investment broker alleged to have been retained by the Company or any of Sellers, on the one hand, or by Purchaser or Fine, on the other hand.

      16.2 BREAK-UP FEE. The parties agree that, because the subject matter of this Agreement is unique and appropriate monetary damages would be difficult to ascertain, the parties hereto are agreeing to the sums provided herein as liquidated damages in the event of termination of this Agreement under the circumstances described in this Section 16.2 and that such sums are reasonable under the circumstances existing as of the date hereof. Purchaser and Fine agree to pay to the Company the sum of Two Hundred Fifty Thousand Dollars ($250,000) as liquidated damages in reimbursement of fees, costs, expenses and damages of the Company or Sellers in connection with this Agreement and the transactions contemplated hereby if this Agreement is terminated for any reason other than those specified in Section 15.1(a), Section 15.1(b)(i) or Section 15.1(b)(iii) hereof. The Company shall pay to Purchaser the sum of Two Hundred Fifty Thousand Dollars ($250,000) as liquidated damages in reimbursement of fees, costs, expenses and damages of Purchaser and Fine in connection with this Agreement and the transactions contemplated hereby if this Agreement is terminated for any reason other than those specified in Section 15.1(a), Section 15.1(c)(i) or
Section 15.1(c)(iii) hereof. Such sum shall be paid to the party to whom such sum is due within three (3) Business Days of such termination of this Agreement.

      16.3 WAIVERS. Any party may waive any default by any other party or the failure to fulfill any of the conditions to its obligations. Any waiver must be in writing.

      16.4 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given only if done in one or more of the following ways: (i) on the day of delivery if delivered personally, (ii) two days after the date of mailing if mailed by registered or certified first class mail, postage prepaid, (iii) the next business day following deposit with an overnight air courier service which guarantees next day delivery, or (iv) when sent by facsimile (with a copy simultaneously sent by registered or certified mail return receipt requested), to the other party at the following address (or to such person or persons or such other address or addresses as a party may specify by notice pursuant to this provision):


            (a)   If to Purchaser, to:

                  Savon Team Sports, Inc.
                  c/o Small World Toys
                  5711 Buckingham Parkway
                  Culver City, CA 90230-6515
                  Attention: Debra Fine
                  Facsimile: (310) 258-1177

                  With a copy to:

                  Loeb & Loeb, LLP
                  10100 Santa Monica Boulevard, Suite 2200
                  Los Angeles, CA 90067
                  Attention: David L. Ficksman, Esq.
                  Facsimile: (310) 282-2200

            (b)   If to Sellers, to:

                  Eddy Goldwasser
                  555 14th Street
                  Santa Monica, California 90402

            With a copy to:

                  Reed Smith LLP
                  1901 Avenue of the Stars
                  Suite 700
                  Los Angeles, California 90067
                  Attention: Irwin G. Barnet, Esq.
                  Facsimile: (310) 734-5299

      16.5 AMENDMENTS. This Agreement may be amended, supplemented or modified by a writing signed by the appropriate officers of Purchaser, on the one hand, and Sellers and the appropriate officers of the Company, on the other hand.

      16.6 EXPENSES. Subject to Section 16.2 above and the indemnification otherwise provided for in this Agreement, Purchaser and Fine, on the one hand, and the Company and each of Sellers, on the other hand, shall bear its, his or her own expenses in connection with this Agreement and the transactions to effectuate this Agreement, including, without limitation, financial advisors', attorneys' and accountants' fees. Any sales or use tax and any applicable transfer taxes (other than income or franchise tax) arising from or out of the transactions contemplated by this Agreement shall be borne by Purchaser.

      16.7 ENTIRE AGREEMENT; NO ELECTRONIC WRITING. This Agreement contains the entire agreement and understanding of the parties and may not be amended except by a written agreement signed by each of the parties hereto. This Agreement supersedes that certain non-binding letter of intent dated November 24, 2003, as amended by a letter dated April 14, 2004, between the Company and Purchaser and any and all other prior or contemporaneous understandings. No electronic record or electronic signature (other than telephonic facsimile) shall be deemed to be a writing so as to satisfy any requirement under this Agreement that any agreement, waiver, amendment, notice or other instrument under or pursuant hereto be in writing.

      16.8 DISPUTE RESOLUTION. Any and all disputes, claims or controversies arising out of or relating to this Agreement that are not resolved by mutual agreement of the parties hereto will be submitted to final and binding arbitration before JAMS/ENDISPUTE, or its successor. Either party may commence the arbitration process called for in this Agreement by filing a written demand for arbitration with JAMS/ENDISPUTE, with a copy to the other party. The arbitration will be conducted in accordance with the provisions of this Agreement and JAMS/ENDISPUTE's Comprehensive Arbitration Rules and Procedures ("Arbitration Rules") in effect at the time of filing of the demand for arbitration, and California Code of Civil Procedure Section 1282, et. seq. (the

"Code of Civil Procedure"), as amended, and all other California procedural and substantive law. Specifically, Section 1283.05 of the Code of Civil Procedure shall govern the rights of discovery. To the extent there exists an inconsistency between this Agreement, the Arbitration Rules and/or the Code of Civil Procedure, then this Agreement, the Code of Civil Procedure and thereafter the Arbitration Rules will apply in such order. The parties will cooperate with JAMS/ENDISPUTE and with one another in selecting an arbitrator from JAMS/ENDISPUTE's panel of neutrals, and in scheduling the arbitration proceedings. In the event that the parties cannot agree on a neutral arbitrator or do not cooperate with one another in the selection thereof, the parties hereby authorize and direct JAMS/ENDISPUTE to appoint a neutral from its Los Angeles panel of neutrals. The parties shall participate in the arbitration in good faith, and they shall initially share equally in its costs, unless otherwise required by law; provided, however, the prevailing party is entitled to reimbursement of all attorneys' fees, expenses, and costs of arbitration as described below. Notwithstanding anything to the contrary provided in the Arbitration Rules, the arbitrator shall issue a reasoned award with supporting facts and law. The reasoned award shall be final and non-appealable, except as provided by California law. The provisions of this Section may be enforced by any court of competent jurisdiction, as limited by this Agreement, and the prevailing party in such arbitration and court action shall be awarded all costs, fees, expenses, expert witness fees and attorneys' fees, all of the foregoing to be paid by the non-prevailing party. Notwithstanding the foregoing, a party may seek injunctive relief in a court of competent jurisdiction in connection with any arbitration. Any arbitration hereunder shall take place in the County of Los Angeles, California.

      16.9 GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the procedural and substantive laws of the State of California applicable to agreements made and to be performed in the State of California.

      16.10 SECTION AND PARAGRAPH HEADINGS. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      16.11 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      16.12 PARTIES IN INTERESTS. Nothing contained in this agreement, express or implied, is intended to confer upon any person or entity, other than the parties hereto and their permitted assignees, any rights or remedies under or by reason of this Agreement. No assignment of this Agreement or any rights hereunder by any party shall be given any effect without the prior written consent of the other party. Subject to the preceding sentences, this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns.

      16.13 DEFINITION OF KNOWLEDGE AND BUSINESS DAY. For purposes of Section 4 of this Agreement, the term "knowledge" as applied to the Company shall mean any and all information which was actually known or should have been known by Eddy Goldwasser. For purposes of Section 6 of this Agreement, the term "knowledge" as applied to Purchaser shall mean any and all information which was actually known by Fine or actually known or should have been known by any of the executive officers of Purchaser including without limitation those persons signatory to the reports described in Section 6.10 hereof. The term "Business Day" as used in this Agreement shall mean a day (i) other than a Saturday or Sunday and (ii) on which commercial banks are open for business in Los Angeles, California.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                    "PURCHASER"

                                    SAVON TEAM SPORTS, INC.


                                    By:
                                       -----------------------------------------
                                        Debra Fine, President



                                    "SELLERS"


                                    --------------------------------------------
                                    Eddy Goldwasser


                                    --------------------------------------------
                                    Gail S. Goldwasser, Trustee of the Gail
                                    S. Goldwasser and Mark Chatinsky Family
                                    Trust


                                    SMALL WORLD TOYS


                                    By:
                                       -----------------------------------------
                                        Eddy Goldwasser,
                                        Chief Executive Officer






                 [SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

                                LIST OF ANNEXES

Annex A           -     Form of Six Month Note
Annex B           -     Form of Stock Pledge Agreement
Annex C           -     Form of Seven Month Note
Annex D           -     Form of Two Year Note
Annex E           -     Form of Goldwasser Consulting Agreement
Annex F           -     Form of Nelson Consulting Agreement
Annex G           -     Form of Note Assignment
Annex H           -     Form of Resolutions

                                 SCHEDULE 1.1

                           Holders of Company Notes

            -----------------------------------------------------
                                       Aggregate Principal Amount
               Company Note Holder        under Company Notes
            -----------------------------------------------------
            Gail S. Goldwasser               $512,394.40
            -----------------------------------------------------
            Edward M. Goldwasser              $56,716.77
            -----------------------------------------------------
            Liselotte Goldwasser              $60,000.00
            -----------------------------------------------------
            Hermann Eichhorn                  $54,612.38
            -----------------------------------------------------